Exhibit 99.2

Dear Fellow Shareholders,

The national economic outlook can best be described as transitional as individuals and organizations sort out the positive signs of a healthy stock market (highlighted by the return of the Dow Jones Industrial Average to the 11,000 level) against the impact of job loss, future deficit spending, and a soft national housing market.  The financial performance of Camden National Corporation during the first quarter of 2010 reflects this same transition as we’ve seen solid loan and deposit activity contrasted against a soft housing market in the State of Maine and continued high unemployment levels.  Our performance reflects the attitude of deliberately focusing on sustaining long-term shareholder value while the many conflicting economic signals stabilize.

The credit quality of our loan portfolio has remained solid during the economic recession; however, we will maintain a conservative outlook until unemployment and the housing markets show stronger signs of stability in the State of Maine.  At March 31, 2010, non-performing assets were $24.1 million or 1.09% of total assets, compared to $25.1 million at December 31, 2009 and $20.4 million at March 31, 2009. Loans that were past due for 30 to 89 days at March 31, 2010 totaled $6.2 million or 0.40% of total loans compared to 0.34% during the prior quarter and 0.39% a year ago.  It should be noted that our 30 to 89 day past due results of 0.40% of total loans are significantly lower than our national peer group’s fourth quarter 2009 median of 1.27%.

Over the past several quarters, we have strengthened our capital and reserves as we believe a stronger organization based on long-term sustainability is more beneficial to our shareholders and customers than short-term strategies that may temporarily grab headlines.  Our actions include increasing our allowance for loan losses, providing flexibility to issue new common stock if opportunities or needs arise, and generating additional capital through stable earnings driven by our core businesses.

The allowance for loan losses was $21.4 million or 1.40% of total loans at March 31, 2010 which compares to 1.33% at December 31, 2009 and 1.20% at March 31, 2009.  Additionally, our focus on strengthening our capital position resulted in tangible equity to tangible assets at March 31, 2010 of 6.85% which is favorable to 6.59% at December 31, 2009 and 5.57% at March 31, 2009. During the first quarter we filed a $100 million shelf registration statement with the Securities and Exchange Commission which provides the Company with the ability to issue common stock, debt securities, or warrants.  This filing enables us to address general corporate needs, and if needed, to act on market opportunities in a consolidating banking landscape to strengthen our franchise.

Net income was $5.3 million for the first quarter of 2010, compared to $5.2 million for the fourth quarter of 2009 and $6.2 million for the first quarter of 2009.  These results reflect the increase in our provision for credit losses to $2.0 million for the first quarter of 2010, an increase of $296,000 from the fourth quarter of 2009 and $266,000 from the first quarter of 2009.  Employee compensation was $6.2 million during the first quarter of 2010 compared to $6.4 million during the fourth quarter of 2009 and $5.7 million during the first quarter of 2009.  The increase in employee compensation of $547,000 in the first quarter of 2010 compared to the same period in 2009 reflects the consequence of increased health care costs of $199,000, increased staffing and salary increases of $129,000 (including staffing in areas impacted by asset quality management), and a reduction in deferred salary costs of $162,000 related to the record mortgage production volume last year.

We were pleased to see our loans of $1.5 billion at March 31, 2010 up slightly from December 31, 2009 levels and up $51.6 million, or 3%, from March 31, 2009, while still maintaining our credit standards.  Additionally, our focus on low-cost deposits has allowed us to enjoy balances of $875.6 million at March 31, 2010, an 11% increase from March 31, 2009.  We continued our strategy to reduce our level of lower-yielding investments which were $520.6 million at March 31, 2010 compared to $654.2 million at the comparable date a year ago.  This deleveraging, while reducing the size of our balance sheet and incremental income, will give us the ability to strengthen capital as well as provide a base to lend additional funds.

The challenges of the past several quarters have been significant. However, the path of action was relatively clear: strengthen reserves, build our balance sheet strength, and manage for the long-term health of the organization.  While some organizations will view the mixed signals of the next several quarters as an opportunity to return to pre-recession practices in both credit underwriting and pricing, we will continue to focus on the long-term health of the bank, the protection of your investment, and service to our customers.

In December 2010, we will celebrate our 135th year of being an independent financial services organization, and are proud to be the largest independent publicly-traded bank headquartered in the state of Maine.  Through all of those years, management and shareholders successfully weathered numerous storms—just as we are doing today.  It is for this reason that we are proud to maintain our quarterly dividend at $0.25 per share.  All of these accomplishments, as well as the ability to face the challenges of these economic times, are due to a group of dedicated employees and shareholders.

Warm Regards,

/s/ Gregory A. Dufour
Gregory A. Dufour
President and Chief Executive Officer

Summary Financial Data (unaudited)
(In thousands, except numbers of shares and per share data)

Financial Condition Data	March 31, 2010	March 31, 2009	December 31, 2009
Investments	$520,567	$654,150	$539,587
Loans	1,530,067	1,478,484	1,526,758
Allowance for loan losses	21,379	17,691	20,246
Total assets	2,218,556	2,293,520	2,235,383
Deposits	1,501,030	1,481,190	1,495,807
Borrowings	499,123	617,683	527,347
Shareholders' equity	195,157	171,996	190,561

At or for the Three Months Ended
Operating Data	March 31, 2010	March 31, 2009
Interest income	$26,174	$29,550
Interest expense	8,109	11,049
Net interest income	18,065	18,501
Provision for credit losses	1,996	1,730
Net interest income after provision for credit losses	16,069	16,771
Non-interest income	4,572	4,554
Non-interest expense	12,922	12,291
Income before income taxes	7,719	9,034
Income taxes	2,406	2,820
Net income	$5,313	$6,214

Ratios
Return on average assets	0.97%	1.09%
Return on average equity	11.14%	15.01%
Tier 1 leverage capital ratio	8.42%	7.40%
Tier 1 risk-based capital ratio	12.65%	11.68%
Total risk-based capital ratio	13.90%	12.91%
Efficiency ratio(1)	56.08%	52.31%
Allowance for loan losses to total loans	1.40%	1.20%
Net loan charge-offs to average loans (annualized)	0.23%	0.46%
Non-performing loans to total loans	1.23%	1.17%
Non-performing assets to total assets	1.09%	0.89%

Per Common Share Data
Basic earnings per share	$0.69	$0.81
Diluted earnings per share	0.69	0.81
Dividends paid per share	0.25	0.25
Book value per share	25.50	22.51
Tangible book value per share(2)	19.45	16.38

(1) Calculated by dividing non-interest expense by the sum of net interest income (tax equivalent) and non-interest income (excluding security gains/losses).
(2) Computed by dividing shareholders' equity less goodwill and other intangibles by the number of common shares outstanding.

A complete set of financial statements for Camden National Corporation my be obtained upon written request to
Chance Farago, Public Relations Officer, Camden National Corporation, P.O. Box 310, Camden, Maine 04843, 207-230-2120.